Exhibit 2

Transactions in the Securities of the Issuer Since the Filing of the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

STONEY LONESOME HF LP
Sale of Common Stock	(10,992)	3.0925	3.0500 - 3.1900	08/18/2025
Sale of Common Stock	(1,157)	3.0182	3.0000 - 3.0300	08/19/2025
Sale of Common Stock	(1,777)	3.0099	3.0000 - 3.0500	08/20/2025
Sale of Common Stock	(4,169)	2.9778	2.9600 - 3.0800	08/21/2025
Sale of Common Stock	(12,751)	2.9766	2.9600 - 3.0300	08/22/2025
Sale of Common Stock	(5,186)	2.9903	2.9600 - 3.0500	08/25/2025
Sale of Common Stock	(12,223)	2.9829	2.9600 - 3.0200	08/26/2025
Sale of Common Stock	(30,185)	3.0587	2.9700 - 3.1500	08/27/2025
Sale of Common Stock	(6,717)	3.0676	3.0500 - 3.1000	08/28/2025
Sale of Common Stock	(7,694)	3.0122	3.0000 - 3.0800	08/29/2025
Sale of Common Stock	(2,000)	2.9900		09/02/2025

* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price.